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                              Exhibit 23(d)(2)(uu)

 Amendment to Sub-Advisory Agreement - Transamerica Marsico International Growth


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                   AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
                       TRANSAMERICA ASSET MANAGEMENT, INC.
                (FORMERLY, TRANSAMERICA FUND ADVISORS, INC.) AND
                        COLUMBIA MANAGEMENT ADVISORS, LLC

THIS AMENDMENT is made as of January 1, 2008 to the Sub-Advisory Agreement dated June 15, 2004, as amended (the "Agreement"), between Transamerica Asset Management, Inc. and Columbia Management Advisors, LLC on behalf of TA IDEX Marsico International Growth. In consideration of the mutual covenants contained herein, the parties agree as follows:

3. COMPENSATION. Effective January 1, 2008, the sub-advisory fee rate for TA IDEX Marsico International Growth is as follows:

          0.45% of the first $400 million of average daily net assets; 0.40% of average daily net assets over $400 million up to $1 billion; and 0.35% of average daily net assets in excess of $1 billion.

In all other respects, the Sub-Advisory Agreement dated June 15, 2004, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of January 1, 2008.

TRANSAMERICA ASSET MANAGEMENT, INC.
(FORMERLY, TRANSAMERICA FUND ADVISORS, INC.)


By: /s/ T. Gregory Reymann, II
    ---------------------------------
Name: T. Gregory Reymann, II
Title: Senior Vice President and
       Chief Compliance Officer


COLUMBIA MANAGEMENT ADVISORS, LLC


By: /s/ Beth Ann Brown
    ---------------------------------
Name: Beth Ann Brown
Title: Managing Director